                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                    SIXTH RESTATED ARTICLES OF INCORPORATION
                                       OF
                           DURA PHARMACEUTICALS, INC.




         Cam L. Garner and Mitchell R. Woodbury certify that:

         1. They are the President and Secretary, respectively, of Dura Pharmaceuticals, Inc., a California corporation (the "corporation").

         2. Article III, Section A, of the Sixth Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

                  (A) Classes of Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and Preferred Stock." The total number of shares which the corporation is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock.

         3. The foregoing amendment of the Sixth Restated Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing amendment has been duly approved by the required vote of shareholders in accordance with Section 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 15,830,963. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required for the approval of the amendment was more than 50% of the total outstanding Common Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  May 29, 1996.                   \s\ CAM L. GARNER
                                        -------------------------------
                                        Cam L. Garner, President


                                        \s\ MITCHELL R. WOODBURY
                                        -------------------------------
                                        Mitchell R. Woodbury, Secretary